Exhibit 5.2

McCarthy Tétrault LLP Box 48, Suite 5300 Toronto Dominion Bank Tower Toronto ON M5K 1E6 Canada

July 3, 2024

The Toronto-Dominion Bank

P.O. Box 1

Toronto-Dominion Centre

Toronto, Ontario

M5K 1A2

Dear Sirs/Mesdames:

Re:	The Toronto-Dominion Bank – Issue of US$750,000,000

Aggregate Principal Amount of 7.250% Fixed Rate Reset Limited

Recourse Capital Notes, Series 4 (Non-Viability Contingent

Capital (NVCC)) and 750,000 Non-Cumulative Fixed Rate Reset

Preferred Shares, Series 31 (Non-Viability Contingent Capital

(NVCC))

We have acted as Canadian counsel for The Toronto-Dominion Bank (the “Bank”) in connection with the issue and sale by the Bank of (i) US$750,000,000 aggregate principal amount of 7.250% Fixed Rate Reset Limited Recourse Capital Notes, Series 4 (Non-Viability Contingent Capital (NVCC)) (the “Notes”) pursuant to an underwriting agreement dated June 24, 2024, between the Bank and TD Securities (USA) LLC as Representative of the several Underwriters named in Schedule I therein (the “Underwriting Agreement”), and (ii) 750,000 Non-Cumulative Fixed Rate Reset Preferred Shares, Series 31 (Non-Viability Contingent Capital (NVCC)) (the “Preferred Shares” and, collectively with the Notes, the “Securities”).

The Securities are being offered for sale pursuant to a Registration Statement on Form F-3 (File No. 333-262557) and the Bank’s prospectus dated March 4, 2022 (the “Base Shelf Prospectus”), as supplemented by a preliminary prospectus supplement of the Bank dated June 24, 2024 relating to the Securities (the “Preliminary Prospectus Supplement”), as further supplemented by a prospectus supplement of the Bank dated June 24, 2024 relating to the Securities (the “Final Prospectus Supplement”,” and together with the Base Shelf Prospectus and the Preliminary Prospectus Supplement, the “Prospectus”).

The Notes will be issued under a trust indenture dated September 15, 2016 (the “Base Indenture”), between the Bank, Computershare Trust Company, National Association, as U.S. trustee (the “US Trustee”), and Computershare Trust Company of Canada, as Canadian trustee (the “Canadian Trustee”), as supplemented by a third supplemental indenture dated July 3, 2024, between the Bank, the US Trustee and the Canadian Trustee (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”).

Capitalized terms used herein not otherwise defined have the meaning given to them in the Prospectus.

The Preferred Shares will convert, upon a Trigger Event (as defined in the Prospectus), into common shares in the capital of the Bank (the “Common Shares”), subject to certain conditions as described in the Prospectus.

As such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of each of the following documents:

(i)	the Prospectus;

(ii)	the Underwriting Agreement;

(iii)	the Indenture;

(iv)	the Limited Recourse Trust Declaration; and

(v)	the provisions attached to the Preferred Shares.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records of corporate proceedings, certificates and acknowledgements of officers of the Bank and of governmental officials and such other material as we have considered necessary or appropriate for the purpose of the opinions hereinafter expressed.

For purposes of the opinions hereinafter expressed, we have assumed that:

(i)

the documents examined by us which purport to be originals are authentic and those which purport to be copies, whether facsimile, electronic, photostatic, certified or otherwise, conform with the originals thereof and the signatures on all documents examined or received by us are genuine;

(ii)

the indices and filing systems maintained at the public offices and registries where we have searched or made enquiries and the information and advice provided to us by appropriate government, regulatory and other like officials with respect to those matters referred to herein, are accurate, current and complete; and

(iii)

each of the documents, instruments or agreements executed in connection with the issue, sale or distribution of the Securities is within the capacity of, and has been validly authorized, executed and delivered and, if applicable, certified by, each party other than the Bank.

The opinions expressed below are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein as such laws exist and are construed as at the date hereof.

Based upon the foregoing and subject to the qualifications expressed herein, we are of the opinion that:

1.

The Bank is validly existing as a bank under the Bank Act (Canada) and has the corporate power to create, issue and sell the Securities and to issue the Common Shares upon the conversion of the Preferred Shares upon the occurrence of a Trigger Event.

2.

The issue, sale and delivery of the Notes have been duly authorized by the Bank and all necessary corporate action has been taken by the Bank to validly issue the Notes and such Notes have been duly executed by the Bank and when such Notes have been duly authenticated and issued in accordance with the Indenture and delivered against payment in accordance with the Underwriting Agreement, such Notes will be validly issued and to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank.

3.

All necessary corporate action has been taken by the Bank to authorize the creation, issue and sale of the Preferred Shares and, assuming receipt in full by the Bank of the consideration therefor, the Preferred Shares have been duly issued as fully paid and non-assessable shares in the capital of the Bank.

4.

All necessary corporate action has been taken by the Bank to issue the Common Shares on the conversion of the Preferred Shares upon the occurrence of a Trigger Event and such Common Shares, when issued in accordance with the terms of the Notes, will be validly issued as fully paid and non-assessable shares in the capital of the Bank.

5.

The Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, delivered by the Bank and, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitutes a legal, valid and binding obligation of the Bank enforceable against it in accordance with its terms.

6.

The execution and delivery by the Bank of, and the performance by the Bank of its obligations under the Indenture and the Notes; and the creation, issuance and sale of the Securities; do not contravene any existing provision of applicable law or result in a breach (whether after notice or lapse of time or both) of any of the terms, conditions or provisions of the Bank Act (Canada) or the by-laws of the Bank.

7.

Subject to the assumptions, limitations and qualifications set out therein, the statements as to matters of the laws of Canada under the heading “Certain Canadian Federal Income Tax Consequences” in the Final Prospectus Supplement are accurate in all material respects.

Our opinion in paragraph 5 above as to the enforceability of the Indenture is subject to the qualifications that:

(i)

the enforceability thereof is subject to applicable bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other laws of general application limiting the enforcement of creditors’ rights generally and to general principles of equity, including that specific performance, injunctive relief and other equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(ii)	the Currency Act (Canada), in effect, precludes a court in Canada from giving judgment in any currency other than lawful money of Canada; and

(iii)

the enforceability thereof is subject to the Limitations Act, 2002 (Ontario) and we express no opinion whether a court might find any provision in the Indenture to be unenforceable as an attempt to vary, suspend or exclude the ultimate limitation period established by Section 15 of that Act.

Our opinion in paragraph 7 above is limited to the tax matters described herein and does not address any other Canadian federal income tax matters, any other Canadian federal tax matters, any provincial tax matters or any foreign tax matters. Except as noted in the Final Prospectus Supplement, our opinion in paragraph 7 does not take into account or anticipate any changes in law, whether by way of legislative, judicial or governmental decision or action, or in the administrative and assessing practices of the Canada Revenue Agency (“CRA”), and there can be no assurance that the Income Tax Act (Canada) or the Income Tax Regulations made thereunder will not be amended, or the CRA administrative and assessing practices changed, in a manner which will affect the considerations that are identified and reviewed in such opinion.

This opinion is addressed to you and is solely for your benefit in connection with the transactions contemplated above and is not to be used, relied on, circulated or quoted from by any other person or for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Yours truly,

/s/ McCarthy Tétrault LLP